Exhibit 99.1

             Moog Reports 37% Increase in Third Quarter Earnings

    EAST AURORA, N.Y., July 28 /PRNewswire-FirstCall/ -- Moog Inc.
(NYSE: MOG.A and MOG.B) announced today a profit of $14.8 million for its third quarter ended June 30, 2004, up 37% from $10.8 million a year ago. On a per share basis, earnings were $.56 for the quarter, up 22% from $.46 a year ago, after adjustment for the stock split completed last quarter. In September 2003, prior to the split, the Company sold two million Class A shares and, as a result, there are more shares outstanding this year than there were in the same quarter a year ago.
    Sales of $239 million were up 24% from $193 million in last year's third quarter. The Company's newly acquired Components segment provided $33 million of the increase and the Industrial segment gained $12 million since a year ago.
    The Aircraft segment's total revenues were $102 million, down $1 million from the year earlier. Military aircraft revenues of $69 million were down slightly despite a $3 million increase in aftermarket sales. That increase nearly offset the expected decline on the F-35 Joint Strike Fighter. With several major development milestones completed on the F-35, revenues are forecast to gradually decline from their highest level of $18 million three quarters ago to a rate of approximately $11 million per quarter next fiscal
year.   Aftermarket was also strong on the commercial side of Aircraft, gaining
$2 million over the prior year. This increase more than offset small declines in sales to Boeing and to the business jet market, resulting in commercial revenues of over $33 million, up half a million. Margins for the Aircraft segment continued their strong performance.
    Moog's Space segment reported sales of $22 million, up from the prior year's total of $20 million. Increased activity on satellites, and strategic and tactical missiles offset a decline in missile defense. Margins in the Space business drew close to the breakeven mark and would have been in positive territory were it not for a $1.2 million loss reserve taken to recognize an investment in the development phase for the Joint Common Missile program recently awarded to the Company.
    Very strong sales in the Industrial segment of $81 million were up 17% due to gains in every major product line. Margins in Moog's Industrial business were also quite strong as a result of increased sales and ongoing cost reduction initiatives.
    Sales for the Components Group of $33 million were the same as those of the second quarter, but generated stronger operating margins than those in the first and second quarters.
    Current backlog of $439 million was up from a year ago and from the prior quarter.
    For the nine months of fiscal '04, Moog's sales of $699 million were up 24% compared with last year. Net earnings were $41.5 million, an increase of 35% compared with last year, equating to an earnings per share increase of 17% to $1.57 per share.
    "Fiscal '04 continues its strong performance," said R. T. Brady, Chairman & CEO. "Our Industrial segment solidified its upward trend, posting another quarter of double digit increases in revenues and operating profits. Margins in the new Components Group also continued to rise, reflecting higher sales in their medical and industrial markets. The high margins in Aircraft that we've experienced for the past year moderated a bit, but are still the strongest of the segments. Even Space, which has had a difficult year, showed some improvement. These results give us confidence that we'll be able to finish '04 with earnings per share of $2.17, as previously projected, and that we're poised to start what looks to be a very busy fiscal '05."
    For fiscal year '05, which begins October 1, 2004, the company projects sales in a range from $968 million to $988 million. Net earnings are projected to increase 10-14% or between $62.6 and $65 million. Earnings per share for '05 are forecast to be somewhere between $2.39 and $2.48.
    "Every one of our segments has recently signed important new long-term contracts," said Mr. Brady. "In addition to all of the new work we just won on the 7E7 Dreamliner, Aircraft has signed four-year extensions going out to 2012 on our contracts with Boeing for their existing 7-series aircraft. Space recently won a position on the Joint Common Missile program. Industrial is already at work on the Army's new Flight School XXI simulator program, and Components has a new contract with Respironics, their major medical customer, for products that are used in sleep apnea equipment."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company's quarter ended June 30, 2004 can be found on its website, http://www.moog.com, including a text of its prepared conference call remarks.

    Cautionary Statement
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this release that does not consist of historical facts, including statements accompanied by or containing words such as "giving effect to," "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume," and "assume," are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) risks associated with the recent Poly-Scientific acquisition, including, without limitation, the risk that representations made by the seller of the business are untrue or inaccurate or that the Company assumed unknown liabilities in connection with the acquisition and that indemnification from the seller for those matters is limited or unavailable, the risk that Poly-Scientific business will not be successfully integrated on a timely basis or at all, which includes the risk that Poly-Scientific's customer, supplier, and key employee relationships are not preserved, and the risk that the Poly-Sci business does not perform in accordance with the Company's expectations, (ii) fluctuations in general business cycles and demand for capital goods, (iii) the Company's dependence on government contracts, that may not be fully funded or may be terminated, (iv) the Company's dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of its sales, (v) the Company's dependence on the commercial aircraft industry which is highly cyclical and sensitive to fuel price increases, labor disputes, and economic conditions, (vi) the possibility that advances in technology could reduce the demand for certain of the Company's products, specifically hydraulic-based motion controls, (vii) intense competition which may require the Company to compete by lowering prices or by offering more favorable terms of sale, (viii) the Company's significant indebtedness, which could limit its operational and financial flexibility and which is at variable rates that may increase, (ix) higher pension costs and increased cash funding requirements which could occur in future years if future actual plan results differ from assumptions used for the Company's defined benefit plans, including returns on plan assets and interest rates, (x) a write-off of all or part of the Company's goodwill which could adversely affect the Company's operating results and net worth and cause it to violate covenants in its bank agreements, (xi) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event the Company does not comply with regulations relating to defense industry contracting, (xii) the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting, (xiii) the Company's ability to successfully identify and consummate acquisitions and integrate the acquired businesses and the risk that known liabilities will be assumed by the Company in connection with acquisitions, including liabilities for which indemnification from the seller may be limited or unavailable, (xiv) the possibility of a catastrophic loss of one or more of the Company's manufacturing facilities, (xv) the impact of product liability claims related to the Company's products used in applications where failure can result in significant property damage, injury or death, (xvi) the possibility that litigation may result unfavorably to the Company, (xvii) foreign currency fluctuations in those countries in which the Company does business and other risks associated with international operations, and (xviii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made in this release. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. The Company disclaims any obligation to update the forward-looking statements made in this release.


                                  MOOG INC.
                     CONSOLIDATED STATEMENTS OF EARNINGS
                (dollars in thousands, except per share data)

                                  Three Months Ended       Nine Months Ended
                                 June 30,     June 30,   June 30,    June 30,
                                   2004        2003        2004        2003

    Net sales                   $238,652    $192,924    $698,706    $562,655
    Cost of sales                165,868     131,247     485,565     387,426
    Gross profit                  72,784      61,677     213,141     175,229

    Research and development       7,706       7,763      21,972      23,060
    Selling, general and
     administrative               40,800      34,831     121,233      94,711
    Interest                       2,851       3,519       8,870      14,302
    Other                            (22)        810         866         612
                                  51,335      46,923     152,941     132,685

    Earnings before income
     taxes                        21,449      14,754      60,200      42,544

    Income taxes                   6,647       3,983      18,657      11,691

    Net earnings                 $14,802     $10,771     $41,543     $30,853

    Net earnings per share
       Basic                        $.57        $.47       $1.60       $1.35
       Diluted                      $.56        $.46       $1.57       $1.34

    Average common shares
     outstanding
       Basic                  25,909,987  22,808,657  25,923,073  22,769,652
       Diluted                26,406,305  23,167,241  26,454,997  23,093,667


                                  MOOG INC.
                   CONSOLIDATED SALES AND OPERATING PROFIT
                            (dollars in thousands)

                                   Three Months Ended     Nine Months Ended
                                   June 30,   June 30,   June 30,   June 30,
                                     2004       2003       2004       2003
    Net Sales
       Aircraft Controls          $102,415   $103,644   $306,717   $295,819
       Space Controls               21,772     19,959     63,048     64,672
       Industrial Controls          81,337     69,321    231,807    202,164
      Components                    33,128         --     97,134         --
    Net sales                     $238,652   $192,924   $698,706   $562,655

    Operating Profit and Margins
       Aircraft Controls           $15,030    $17,474    $47,578    $52,439
                                     14.7%      16.9%      15.5%      17.7%
       Space Controls                (355)        35     (2,409)     1,277
                                     (1.6%)      0.2%      (3.8%)      2.0%
       Industrial Controls           8,092      4,669     22,191     12,621
                                      9.9%       6.7%       9.6%       6.2%
       Components                    4,687         --     11,358         --
                                     14.1%         --      11.7%         --
    Total operating profit          27,454     22,178     78,718     66,337
                                     11.5%      11.5%      11.3%      11.8%

    Deductions from Operating
     Profit
       Interest expense              2,851      3,519      8,870     14,302
       Corporate expenses and
        other                        3,154      3,905      9,648      9,491
    Earnings before Income Taxes   $21,449    $14,754    $60,200    $42,544


                                  MOOG INC.
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                    June 30,        Sept. 27,
                                                      2004             2003

    Cash                                            $45,614          $77,491
    Receivables                                     256,949          262,094
    Inventories                                     191,043          170,578
    Other current assets                             52,607           42,036
        Total current assets                        546,213          552,199
    Property, plant and equipment                   246,449          208,169
    Goodwill                                        289,060          194,937
    Other non-current assets                         42,369           36,275
        Total assets                             $1,124,091         $991,580

    Notes payable                                      $885          $10,140
    Current installments of long-term debt           18,751           15,607
    Contract loss reserves                           13,855           16,147
    Other current liabilities                       186,129          169,529
        Total current liabilities                   219,620          211,423
    Long-term debt                                  309,885          230,913
    Other long-term liabilities                     131,285          125,096
        Total liabilities                           660,790          567,432
    Shareholders' equity                            463,301          424,148
        Total liabilities and shareholders'
         equity                                  $1,124,091         $991,580

SOURCE  Moog Inc.
    -0-                             07/28/2004
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225, fax,
+1-716-687-4457/
    /Web site:  http://www.moog.com /
    (MOGA MOGB)

CO:  Moog Inc.
ST:  New York
IN:  ARO CPR NET STW
SU:  ERN